Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 257 to Registration Statement No. 002-41839 on Form N-1A of our report dated August 12, 2014 relating to the financial statements and financial highlights Fidelity Municipal Income 2015 Fund, Fidelity Municipal Income 2017 Fund, Fidelity Municipal Income 2019 Fund, Fidelity Municipal Income 2021 Fund and Fidelity Municipal Income 2023 Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended June 30, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche, LLP
Deloitte & Touche LLP

Boston, Massachusetts

August 25, 2014